ALR Technologies Announces Formation of an Animal Health Division

Launching the FIRST and ONLY Continuous Glucose Monitor ("CGM") for Diabetic Companion Animals

Singapore, June 8, 2021 – ALR Technologies SG Pte. Ltd. ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, today announces the establishment of the ALRT Animal Health Division, a new business division which will introduce the world's FIRST and ONLY CGM for diabetic companion animals.

The revolutionary animal health solution is called the ***GluCurve Pet CGM*** and will be ready for the marketplace in 2022. It is powered by an adapted ALRT Diabetes Solution platform with Insulin Dose Calculator for companion animals. The ***GluCurve Pet CGM*** will be sold to veterinarians throughout the U.S. initially, with global distribution to follow.

Currently, veterinarians perform a "blood glucose curve" to determine the appropriate insulin dosage, effectiveness of the therapy prescribed, and the frequency of administration for diabetic animals. This process requires veterinarians to draw blood from the pet every two hours during the 12-hour visit. The blood samples are tested in a blood glucose meter and the data is manually plotted onto a graph to create a "blood glucose curve". This process is time consuming, expensive for pet owners and financially unfavorable for veterinarians. More importantly, it often yields inaccurate or unusable results due to the stress caused on the pet being in the clinic for an extended period and repeatedly having its blood drawn.

The ***GluCurve Pet CGM*** addresses an unmet need in diabetes care for companion animals. It will eliminate the stress experienced by both the diabetic pets and clinical staff in generating "blood glucose curves". It is easy to use, cost effective to pet owners and financially favorable to veterinarians.

The ***GluCurve Pet CGM*** can be applied in minute and allows for the pet to be promptly sent home where the CGM will automatically take blood glucose readings every 5 minutes for up to 14 days. The CGM will accumulate 288 daily datapoints which will be transmitted via Bluetooth to the pet owner's smart device and synchronized with the ALRT portal to generate analytical reports for veterinarians. The ***GluCurve Pet CGM*** provides accurate blood glucose data of the pets, allowing the veterinarian to accurately prescribe insulin dosages and monitors their blood sugar.

"The ***GluCurve Pet CGM*** offers the effortless, accurate, affordable and empowering solution which veterinarians are looking for as reported by SmartPharma LLC, a pharmaceutical market research firm, which conducted an extensive market research study with a large number of veterinarians across the U.S." said Joe Stern, Head of ALRT Animal Health. "97% of veterinarians surveyed indicated they would use the

GluCurve Pet CGM. The goal is for the ***GluCurve Pet CGM*** to replace "blood glucose curves" currently done by veterinarians using blood glucose meters and test strips."

Sidney Chan, Chairman and CEO of ALRT went on to say, "There is an estimated 1,000,000 cats and dogs receiving insulin for treatment of diabetes in the U.S., and 4,500,000 globally. We see the pet diabetes sector as a highly profitable market for ALRT that will bring tremendous value to shareholders in the near term while also providing better care for diabetic pets, a more affordable solution for pet owners and better tools for veterinarians and their staff."

Joe Stern concludes, "The market research also indicated that veterinarians on average will use the ***GluCurve Pet CGM*** three or more times per year for pets under their care. Based on the estimated diabetic pet population, that equates to the potential annual use of more than 3 million ***GluCurve Pet CGM*** in America and 13.5 million worldwide. Our team has received enthusiastic responses from pharmaceutical companies that provide insulin for companion animals and all the major distributors in animal health products. We look forward to sharing more updates with our customers, partners and investors in the near future."

About ALR Technologies SG Pte. Ltd

ALR Technologies SG Pte. Ltd. is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the ALRT Animal Health Division is dedicated to ethically improving the quality of life for animals by utilizing technology to solve gaps in medical care for veterinarians worldwide. The Company has identified an unmet need in diabetes care and has developed a solution to assist veterinarians in determining the effectiveness of insulin and helping to identify the appropriate dose and frequency of administration for companion animals. Thus delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is a wholly owned subsidiary of ALR Technologies Inc. On June 1, 2021 ALR Technologies Inc. announced its intention to migrate to Singapore

More information about ALR Technologies Inc. can be found at www.alrt.com. More information about ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact: Ken Robulak (U.S.): +1 (727) 736-3838, Anthony Ngai (Singapore): +65 3129 2924 email: info@alrt.com